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Hilton Appoints Chris Carr to Board of Directors

MCLEAN, Va., August 5, 2020 - Hilton Worldwide Holdings Inc. (NYSE: HLT) today announced the appointment of Chris Carr, Chief Operations Officer of sweetgreen, to its board of directors, effective immediately.  Mr. Carr will serve on the Nominating and ESG committee of the board.

"We are delighted to welcome Chris to Hilton," said Jon Gray, chairman of Hilton's board of directors. “When we began our board search process last year, we were looking to add world class executive leadership in global and consumer-facing organizations. Chris brings these highly relevant skills, as well as unmatched focus on customer experience and procurement. We look forward to his insights as we navigate Hilton's continued recovery from the COVID-19 pandemic."

Mr. Carr joined sweetgreen in May 2020. Previously, he served in a variety of roles at Starbucks for 13 years. Most recently he spent three years as Executive Vice President, Chief Procurement Officer, where he was responsible for enhancing the enterprise-wide, global strategic sourcing and supplier relationship capabilities. From 2014 to 2016, Mr. Carr was Starbucks’ EVP, Americas Licensed Stores, where he was responsible for the strategic planning, operations, market planning and sales for 6,500 licensed retail stores. As EVP, U.S. Retail Stores from 2012 to 2014, he was accountable for the brand and customer experience at 13,000 U.S. company-operated and licensed retail stores. Prior to Starbucks, Mr. Carr spent eighteen years with ExxonMobil developing, leading and implementing retail operational strategies for its Global Fuels Marketing downstream businesses.

Mr. Carr also serves as a director on the board of REI, a Trustee of Howard University, and a Trustee of the University of San Diego.

About Hilton
Hilton (NYSE: HLT) is a leading global hospitality company with a portfolio of 18 world-class brands comprising more than 6,100 properties with more than 977,000 rooms, in 118 countries and territories. Dedicated to fulfilling its mission to be the world’s most hospitable company, Hilton welcomed more than 3 billion guests in its 100-year history, earned a top spot on the 2019 World’s Best Workplaces list, and was named the 2019 Global Industry Leader on the Dow Jones Sustainability Indices. Through the award-winning guest loyalty program Hilton Honors, more than 106 million members who book directly with Hilton can earn Points for hotel stays and experiences money can’t buy, plus enjoy instant benefits, including digital check-in with room selection, Digital Key, and Connected Room. Visit newsroom.hilton.com for more information, and connect with Hilton on facebook.com/hiltonnewsroom, twitter.com/hiltonnewsroom, linkedin.com/company/hilton, instagram.com/hiltonnewsroom and youtube.com/hiltonnewsroom.